Exhibit (h)(2)

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FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS FUND ADMINISTRATION AND ACCOUNTING AGREEMENT (this “Agreement”) is made as of July 31, 2014, by and between Matthews A Share Selections Fund, LLC, a Delaware limited liability company (the “Company”), on behalf of each series of the Company identified on Exhibit A hereto (each, a “Fund,” and collectively, the “Funds”), and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Company is a Delaware series limited liability company registered under the 1940 Act and will operate as an “extended payment fund” pursuant to certain exemptive relief that has been or is expected to be granted by the SEC; and

WHEREAS, the Company desires to retain BNY Mellon to provide for the Funds the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

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“Authorized Person” shall mean each person, whether or not an officer or an employee of the Company, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Company as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Company. From time to time the Company may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Board of Directors of the Company.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Company, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

"Instructions" shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person BNY Mellon in good faith believes to be an Authorized Person.

“Interests” shall mean the limited liability company interests of the Company, which will be issued in series (i.e., the Funds).

“Investment Advisor” shall mean the entity identified by the Company to BNY Mellon as the entity having investment responsibility with respect to the Company.

“Net Asset Value” with respect to a Fund shall mean the per Interest value of the Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ currently effective offering memorandum and most recently filed registration statement with the SEC relating to the Interests.

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“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person BNY Mellon in good faith believes to be an Authorized Person.

“Organizational Documents” shall mean certified copies of the Company’s Certificate of Formation, Amended and Restated Limited Liability Company Operating Agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Company, and required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

2. Appointment.

The Company hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

The Company hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)          It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)          This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms;

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(c)          The Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d)          It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)          The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Company shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Company specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Company that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

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(f)          The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Company in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Company relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g)          Each person named on Exhibit B hereto is duly authorized by the Company to be an Authorized Person hereunder;

(h)          Without limiting the provisions of Section 21 below, the Company shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Company shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Company’s obligations of confidentiality hereunder;

(i)          The Company shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Company, the Investment Advisor or the Board; and

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(j)          The Company acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Company and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Company, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4. Delivery of Documents.

The Company shall promptly provide, deliver or cause to be delivered from time to time, to BNY Mellon the Company’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5. Matters Regarding BNY Mellon.

(a)          Subject to the direction and control of the Board and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)          In performing the services hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)          BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of Interests of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ counsel or independent auditors; the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or a Fund or any other person; and the Company acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Company, unless the Company and BNY Mellon expressly agree in writing to any such increase in the scope of services.

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(d)          The Company shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Company as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Company to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Company when acting in reliance upon such information, documents or advice relating to the Company. All fees or costs charged by such persons shall be borne by the Company, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Company, or by any affiliate of the Company or by any other third party service provider to the Company. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)          Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

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(f)          The Company shall furnish BNY Mellon with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. Each Fund shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies such Fund that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, a Fund also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund.

(g)          BNY Mellon may apply to an Authorized Person of the Company for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Company, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith, without willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

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(h)          The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of data, including Fund data, and other functions in one or more affiliates, subsidiaries and unaffiliated service providers (the “Centralized Functions”). The Company consents to the disclosure of, and authorizes BNY Mellon to disclose, information regarding the Company to the BNY Mellon Group, and to unaffiliated service providers who are required to maintain the confidentiality of such information, in connection with the Centralized Functions.

(i)          BNY Mellon may, with prior written approval from the Company, consult with counsel to the Company, at the Company’s expense, or its own counsel, at BNY Mellon’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j)          Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Company or a Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its investors of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its investors; or (iv) the effect under any federal, state or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the applicable Fund or the Authorized Persons, in accordance with U.S. tax laws and regulations.

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(k)          BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l)          BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Company and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Interests effected by or on behalf of a Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Company directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (l) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

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(m)          BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n)          BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon or any BNY Mellon Affiliate to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(o)          BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon's own willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties under this Agreement.

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6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses of the Company shall be paid by the Company, including, but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Company’s Directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Interests, fees and expenses incident to the registration or qualification under the Securities Laws and state and other securities laws applicable to the Company or Interests, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Company’s investors, all expenses incidental to holding meetings of the Company’s Directors and investors, and extraordinary expenses as may arise, including litigation affecting the Company and legal obligations relating thereto for which the Company may have to indemnify its Directors, officers, managers and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a)          If Schedule I contains a requirement for BNY Mellon to provide a Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY Mellon and such Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)          A Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

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(c)          While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

8. Rule 38a-1 and Regulatory Administration Services.

(a)          If the Company elects to have BNY Mellon provide the Company with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration Services as set forth in Schedule I, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)          Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or any other person.

(c)          All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Company and by the Company’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Company and/or its chief compliance officer (the “Company’s CCO”), as applicable. BNY Mellon disclaims liability to the Company, and the Company is solely responsible, for the selection, qualifications and performance of the Company’s CCO and the adequacy and effectiveness of the Company’s compliance program.

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9. Standard of Care; Indemnification.

(a)          Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Company, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s or any BNY Mellon Affiliate’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Company or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, incurred by or asserted against the Company, which resulted from or arose out of the incompleteness or inaccuracy of any specifications or other information furnished by the Company, or delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense resulted from or arose out of BNY Mellon’s or any BNY Mellon Affiliates willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder. BNY Mellon’s cumulative liability to the Company for all losses, costs, damages, expenses, liabilities and claims for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) regardless of the form of action or legal theory shall not exceed the lesser of $4,000,000 or the fees received by BNY Mellon for services provided hereunder during the 24 months immediately prior to the date of such loss or damage.

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(b)          The Company shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by or which may be asserted against, BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder, or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same, (ii) the Company’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for the Company or arising out of transactions or other activities of the Company which occurred prior to the commencement of this Agreement; provided, that the Company shall not indemnify BNY Mellon or any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement with respect to the Company. Without limiting the generality of the foregoing, the Company shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.           Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above for the benefit of the Company or by the Company;

II.          Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Company or otherwise without BNY Mellon’s or any BNY Mellon Affiliate’s willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder;

III.        Any action taken or omitted to be taken by BNY Mellon in good faith in reasonable reliance on the advice or opinion of counsel for the Company or its own counsel;

IV.        Any improper use by the Company or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.         The method of valuation of the securities and the method of computing each Fund’s Net Asset Value; and

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VI.          Any valuations of securities, other assets or the Net Asset Value provided by the Company.

(c) Actions taken or omitted to be taken in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Company or BNY Mellon’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) BNY Mellon shall indemnify, defend and hold harmless the Company (including each Fund), the Investment Advisor and each of their affiliates, including their respective officers, directors and employees, from and against, any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by the Company and finally determined by an arbiter of appropriate jurisdiction as arising or resulting directly from BNY Mellon’s own willful misfeasance, bad faith, negligence, or reckless disregard of its obligations and duties under the Agreement.

10.	Compensation.

For the services provided hereunder, the Company agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Company and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Company authorizes BNY Mellon to debit the Company’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to the Company invoices for services rendered after debiting the Company’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of the month shall be prorated according to the proportion such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Funds’ Offering Materials.

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11.	Records; Visits.

(a)          The books and records pertaining to the Company and the Funds which are in the possession or under the control of BNY Mellon shall be the property of the Company. The Company and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by BNY Mellon to the Company or to an Authorized Person, at the Company’s expense.

(b)          BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

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12.	Term of Agreement.

(a)          This Agreement shall continue until terminated by the Company or BNY Mellon on no less than ninety (90) days’ prior written notice to the other party.

(b)          In the event of any termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by BNY Mellon, will be borne by the Company.

(c)          In the event a party fails to perform a material obligation hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)          In addition, a party may terminate the performance of the security valuation procedures as described in Exhibit A to Schedule I on sixty (60) days’ written notice to the other party. Termination of such services shall not terminate the Agreement.

13.	Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Company.

14.	Assignment; Subcontracting.

(a)          This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Company without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Company.

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(b)          Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or assign or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control to any BNY Mellon Affiliate, provided that BNY Mellon gives the Company thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Company and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Company, including, but not limited to, eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Company is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

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(c)          As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Company will pay to BNY Mellon such fees as may be agreed to in writing by the Company and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Company hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Company may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Company irrevocably agrees not to claim, and it hereby waives, such immunity.

16.	Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to the Company or an affiliate of the Company by consultants, counsel, auditors, public accountants or other service providers retained by the Company or any such affiliate.

Execution Copy

17.	No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Company, at

Matthews A Share Selections Fund, LLC

Four Embarcadero Center, Suite 550

San Francisco, CA 111

Attn: Legal/Compliance Department

if to BNY Mellon, at

BNY Mellon
103 Bellevue Parkway
Wilmington, Delaware 19809
Attention: Head of U.S. Fund Accounting

with a copy to:

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but such counterparts together shall constitute only one instrument.

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20.	Reserved.

21.	Confidentiality.

BNY Mellon shall keep confidential any information relating to the Company’s business and the Company shall keep confidential any information relating to BNY Mellon’s business (“Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Company or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY Mellon and the Company, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if such information: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Company information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The obligations set forth in this Section 21 shall survive termination of this Agreement for a period of one (1) year after such termination.

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22.	Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Company shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Company shall cause the Company’s sponsor and any affiliates of the Company to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Company, the Company’s sponsor or an affiliate of the Company if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature page follows.]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

MATTHEWS A SHARE SELECTIONS FUND LLC
on behalf of each Fund identified on Exhibit A attached hereto

By:

Name:

Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

EXHIBIT A

List of Funds

Name	Ticker Symbol

Matthews ADF-US Series

Matthews CF-US Series

EXHIBIT B

I,       [Name]                       , of Matthews A Share Selections Fund, LLC, a Delaware limited liability company (the “Company”), do hereby certify that:

The following individuals serve in the following positions with the Company, and each has been duly elected or appointed by the Board to each such position and qualified herefore in conformity with the Company’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 201__, between the Company and BNY Mellon Investment Servicing (US) Inc.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate officers, counsel and accountants of the Company, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for the Company:

▪	Journalize investment, capital share and income and expense activities;
▪	Maintain individual ledgers for investment securities;
▪	Maintain historical tax lots for each security;
▪	Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide the Investment Advisor, as applicable, with the beginning cash balance available for investment purposes upon request;
▪	Calculate various contractual expenses;
▪	Calculate capital gains and losses;
▪	Calculate distribution rate per Interest;
▪	Determine net income;
▪	Obtain security market quotes and currency exchange rates from pricing services approved by the Investment Advisor, or if such quotes are unavailable, then obtain such prices from the Investment Advisor, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;
▪	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);
▪	Transmit or make available a copy of the portfolio valuation to the Investment Advisor at such frequency as approved by the Board;
▪	Calculate yields and portfolio average dollar-weighted maturity as applicable;
▪	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports; and
▪	Perform the security valuation procedures as described in Exhibit A to this Schedule I attached hereto.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Company:

▪	Financial Statement Preparation & Review

•	Prepare the Company’s annual and semi-annual investor reports for investor delivery and for inclusion in Form N-CSR;
•	Prepare the Company’s quarterly schedule of portfolio holdings for inclusion in Form N-Q;
•	Prepare, circulate and maintain the Company’s financial reporting production calendar;
•	Prepare and file (or coordinate the filing of) the Fund’s Form N-SAR;
•	Maintain country codes, industry class codes, security class codes and state codes;
•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;
•	Create components that will specify the proper grouping and sorting for display of portfolio information;
•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);
•	Process, convert and load security and general ledger data;
•	Coordinate typesetting with outside vendor of data for financial reports provided from external parties to BNY Mellon which includes, but is not limited to: investor letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Company management listing, advisory renewal language, directors and officers table, service providers listing and Company spectrums;
•	Generate financial reports using the financial reporting platform which include the following:
o	schedules of investments;
o	statements of assets and liabilities;
o	statements of operation;
o	statements of changes;
o	statements of cash flows;
o	financial highlights;
o	notes to financial statements; and
o	tax information.
•	Provide the financial printer word documents for the purpose of typesetting the above statements.
•	Unless mutually agreed in writing between BNY Mellon and the Company, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Company and upon the mutual written agreement of BNY Mellon and the Company as to the scope of any changes and additional compensation to BNY Mellon and/or to the financial printer providing typesetting services, BNY Mellon will, or will cause the financial printer to, change the format or layout of reports from time to time.
•	Work with the financial printer to generate EDGAR files for inclusion in Form N-Q and Form N-CSR filings.

TAX SERVICES

BNY Mellon shall provide the following tax services for the Company:

▪	Tax Provision Preparation
•	Prepare fiscal year-end tax provision analysis;
•	Process tax adjustments on securities identified by a Fund that require such treatment;
•	Prepare ROCSOP adjusting entries; and
•	Prepare financial statement footnote disclosures.

▪	Excise Tax Distributions Calculations
•	Prepare calendar year tax distribution analysis;
•	Process tax adjustments on securities identified by a Fund that require such treatment; and
•	Prepare annual tax-based distribution estimate for each Fund.

▪	Other Tax Services
•	Prepare for execution and filing, the federal and state income and excise tax returns;
•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and
•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Company:

▪	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

▪	Calculate Fund approved income and per Interest amounts required for periodic distributions to be made, if any, by the applicable Fund;

▪	Calculate total return information;

▪	Coordinate the Company’s annual audit;

▪	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

▪	If the chief executive officer or chief financial officer of the Company is required to provide a certification as part of the Company’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Company:

▪	Maintain a regulatory calendar for the Company listing various SEC filing and Board approval deadlines;

▪	Assemble and distribute (either electronically or in hard copy) Board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Company counsel);

▪	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

▪	Prepare and coordinate the filing of annual post-effective amendments to the Company’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series);

▪	Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX, as applicable (with the Company supplying the voting records in the format required by BNY Mellon);

▪	Administratively assist the Company in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

▪	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

▪	eBoard Book Services:
•	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and the Company.

▪	38a-1 Compliance Support Services
•	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

EXHIBIT A

TO

SCHEDULE I

Security Valuation Procedures

For purposes of calculating the NAV of any Fund, calculating the performance of any Fund, calculating any asset-based fee payable by any Fund, or making any asset-based related calculation hereunder or providing any information related to the value of any security or other asset of any Fund, BNY Mellon agrees to value such security or other asset in accordance with the provisions of (i) this Exhibit A to Schedule I and (ii) the Pricing Policies of the Company as such have been mutually agreed in writing by BNY Mellon (as they may be amended or supplemented from time to time).

Unless the Company directs BNY Mellon otherwise by Instructions in writing, the Company hereby authorizes and instructs BNY Mellon to: (a) receive from the Fair Value Pricing Vendor, and from the Investment Advisor Fair Value Prices (in a format reasonably required by BNY Mellon) for each of the Funds and (b) use such Fair Value Prices that BNY Mellon receives by the Cut-Off Time in all calculations based on or relating to the value of the assets of a Fund (including, for example, calculation of net asset values, performance and fees) for the Funds.

1. Valuation of Portfolio Securities. The Pricing Policies require that the securities of the Funds be valued at their last sale price on the principal exchange or over-the-counter market for each respective security. To facilitate BNY Mellon’s valuation of the securities of the Funds at such prices, the Company has entered into an agreement with the Primary Pricing Vendor and may enter into agreements with one or more Secondary Pricing Vendors for the provision of pricing information and Fair Value Prices to BNY Mellon in accordance with the Fund’s Pricing Policies.

The Company hereby authorizes and directs BNY Mellon to: (a) receive from the Primary Pricing Vendor security valuation information, including Fair Value Prices (in a format reasonably required by BNY Mellon) for each of the Funds and (b) except as set forth in this Exhibit A to Schedule I, or as otherwise directed by the Company in an Oral Instruction or an Instruction in writing, value each security held by a Fund at the last sale price on the principal exchange or over-the-counter market for each such respective security as provided to it by the Primary Pricing Vendor. Except as provided in the Agreement or this Exhibit A to Schedule I, BNY Mellon shall have no obligation to verify the accuracy or fairness of any price provided by any Pricing Vendor or any Fair Market Price.

1.	Notwithstanding the foregoing, BNY Mellon shall value a security at:

1.1.	With respect to non-equity securities, in accordance with the Pricing Policies.

1.2.	With respect to any equity security for which the Primary Pricing Vendor does not supply a last sale price, as directed by the Company in an Oral Instruction or an Instruction in writing.

1.3.	With respect to any security that does not have a last sale price available in accordance with the Pricing Policies.

1.4.	With respect to non-U.S. equity securities, at the Fair Value Price (subject to the conditions set forth in the Pricing Policies) provided by the Fair Value Pricing Vendor (or calculated by BNY Mellon using a factor supplied by the Fair Value Pricing Vendor) for applicable securities (except as otherwise instructed by the Company in an Oral Instruction or an Instruction in writing) when a Pricing Trigger (as defined in the Pricing Policies, communicated to BNY Mellon from time to time and calculated in the manner described in the Pricing Policies) has increased or decreased by an amount equal to or greater than an applicable Threshold (as defined in the Pricing Policies), in absolute value without rounding, and a Fair Value Price for that security for that date are received by BNY Mellon in accordance with the Pricing Policies. For purposes of this paragraph, a security issued by a non-U.S. entity but held by a Fund in the form of an American Depositary Receipt is deemed to be a U.S. equity security.

1.5.	If fair valued at the Fair Market Price provided by a Primary Pricing Vendor, a Secondary Pricing Vendor, or the Company, upon an Oral Instruction or an Instruction in writing from the Company.

2.	Calculation of Triggers.

On each day that the Net Asset Value for a Fund is calculated, BNY Mellon will calculate each Pricing Trigger and determine whether any Pricing Trigger has increased or decreased by an amount equal to or greater than the Threshold in absolute value without rounding, all in the manner and at the times set forth in the Pricing Policies. BNY Mellon shall confirm each such calculation promptly with the Company.

The Company has instructed or will instruct the Primary Pricing Vendor to provide Fair Value Prices to BNY Mellon each business day prior to 5:15 p.m. Eastern Time.

The Fund may change the level of any Threshold by providing BNY Mellon with at least five (5) business day’s written notice.

3.	Changing Pricing Vendors.

Prior to entering into an agreement with any other person to act as Primary or Secondary Pricing Vendor, the Company will notify BNY Mellon, and the parties will work together to determine, as between the Company and BNY Mellon, the terms and fees under which a different Pricing Vendor would be acceptable to both parties; provided, however, that the Company at no time will be required to obtain the consent of BNY Mellon if it wishes to select a different Pricing Vendor.

4.	Review Process.

BNY Mellon shall provide or make available to the Company and Investment Advisor reports, worksheets and other information relating to the valuation of assets held by the Funds and the calculation of each Fund’s net asset value at the times as the Company or the Investment Advisor may reasonably request, including, without limitation:

•	daily foreign exchanges rates

•	daily market value of each security position

•	daily trial balance

BNY Mellon represents and warrants that, as of the date it has executed this Agreement, it has adopted and implemented policies and procedures to review prices received from the Primary Pricing Vendor and any Secondary Pricing Vendor for reasonableness, including policies and procedures that are reasonably designed to (i) check that prices provided are for the proper security (as identified by CUSIP, ISIN or another similar code broadly used in the financial markets); (ii) check that prices provided by any Pricing Vendor are from the correct pricing source; (iii) cause BNY Mellon personnel to promptly notify the Company when a Pricing Vendor has not provided a price for any security held by a Fund; (iv) cause BNY Mellon personnel to promptly notify the Company when any security held by a Fund provided by a Pricing Vendor has not changed for 3 or more business days; and (v) cause BNY Mellon personnel to promptly notify the Company when any security held by a Fund has been the subject of a dividend, stock split or other corporate action.

The Company understands and agrees that BNY Mellon will not be able to employ its standard review process to Fair Value Prices and that BNY Mellon shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any Fair Value Prices except as set forth in Exhibit A to Schedule I. Except as set forth in Exhibit A to Schedule I, BNY Mellon shall have no responsibility for verifying the accuracy and reasonableness of Fair Value Prices or the appropriateness of the Funds’ use of Fair Value Prices, regardless of any efforts of BNY Mellon in this respect. The Company acknowledges that any determination to use any Fair Value Price is the responsibility of the Company and not BNY Mellon.

5.	Periodic Reporting.

BNY Mellon shall provide the Company with (i) a report identifying the number of days that Fair Value Prices were utilized during the last quarter; and (ii) such other reports as the Company may reasonably request.

Definitions used in Exhibit A to Schedule I

“Cut-Off Time” means 5:15 p.m. Eastern standard time.

”Fair Value Price” means the fair value of a security or other asset held by a Company’s determined under the Fund’s Pricing Policies when the market price of that asset is deemed to be not readily available. Pursuant to the Pricing Policies, a Fair Value Price may be supplied by the Fair Value Pricing Vendor, calculated by BNY Mellon using a factor and applying a methodology supplied by the Fair Value Pricing Vendor, or may be determined in good faith by or under the directions of the Board.

“Fair Value Pricing Vendor” means Interactive Data Corporation (“IDC”), International Technology Group, Inc. (“ITG”) or such other pricing vendor mutually agreed by the parties.

”Pricing Policies” mean the pricing and valuation policy of the Company as they may be amended or modified from time to time.

“Pricing Vendor” means the Primary Pricing Vendor or the Secondary Pricing Vendor, as appropriate.

“Primary Pricing Vendor” means IDC or such other pricing vendor mutually agreed by the parties.

“Secondary Pricing Vendor” means Reuters, Bloomberg, ITG or such other pricing vendor mutually agreed by the parties.

APPENDIX I

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement (“EASA”) between The Bank of New York Mellon (“BNYM”) and Matthews A Share Selections Fund, LLC (“Client”) made this 31st day of July, 2014, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to Client and those of its Affiliates identified on Schedule A to this EASA (on whose behalf Client is legally authorized to contract and bind).

1.          As used herein, “Electronic Delivery Mechanism” means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to Client and its Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the EASA, if any, and (c) the support of those mechanisms. This EASA provides Client and its Authorized Users with read-only access to Proprietary Information and Client Data. Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.          The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA (“Electronic Access Terms and Conditions” or “EATC”). The Electronic Access Terms and Conditions can be found at the following website: http://workbench.mellon.com/public/TermsandConditions_12-01-09.pdf and can be provided upon the Client’s reasonable request.

3.          This EASA pertains to the Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services. Where there is any conflict between this EASA and any other agreement by and between Client and BNYM (inclusive of any predecessors) relating to the Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.          The term of this EASA commences on the date set forth above and continues until terminated as provided herein or in the EATC. Either BNYM or Client may terminate this EASA upon sixty (60) days written notice to the other party or as otherwise provided in the EATC.

5.          This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on this subject.

6.          If any provision of this EASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the invalid, illegal or unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.          This EASA may be amended by the parties through a written notice by BNYM to Client, together with written acceptance by Client of such amendment to this EASA. This EASA is not assignable by either party without the prior written consent of the other, except that BNYM may assign this EASA to any Affiliate of BNYM without such prior consent. In addition to being subject to BNYM’s approval, any proposed assignment of this EASA by Client may be subject to further licensing requirements of Information Providers and Client agrees to take appropriate actions with respect to any such requirements. Any assignment in violation of this provision shall be void. This EASA and the EATC shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.          This EASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions. Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

SCHEDULE A to APPENDIX I

Affiliates of Client